Exhibit 99.1



FOR IMMEDIATE RELEASE



        XO Communications, Inc. Commences Second Stage of Rights Offering

     Reston, VA - (December 5, 2003) - XO Communications, Inc. ("XO") today launched the second stage of a two stage rights offering and will issue transferable rights exercisable into approximately 7.8 million shares of its new common stock, $0.01 par value, at a purchase price of $5.00 per share. The second stage rights will be issued exclusively to the Company's pre-petition secured creditors as of November 15, 2002.

     XO received approximately $162.5 million in paid subscriptions for approximately 32.5 million shares of its new common stock in the initial stage of the rights offering that closed on November 14, 2003. The shares subscribed for in both stages of the rights offering will be issued after the expiration of the second stage of the rights offering in early January 2004.

     The rights offering is being made pursuant to the Company's Chapter 11 plan of reorganization, which was confirmed by the Bankruptcy Court. All proceeds received by XO from the rights offering will be used to retire existing secured debt.

About XO Communications

     XO is a leading broadband telecommunications services provider offering a complete portfolio of telecommunications services, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services.

     XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband telecommunications services in more than 60 markets throughout the United States.

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For more information contact:

Dawnyielle Downes/ XO Communications
Media and Industry Analysts
703-547-2682 or 703-675-3450